Mail Stop 6010


      August 1, 2005

Mr. John D. Giolli
Chief Financial Officer
Millennium Cell Inc.
One Industrial Way West
Eatontown, NJ 07724


      Re:	Millennium Cell Inc.
      Form 10-K for the year ended December 31, 2004
      Form 8-K filed May 2, 2005
		File No. 000-31083

Dear Mr. Giolli:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant